Civeo Reports First Quarter 2023 Results
First Quarter Highlights include:
•Reported first quarter revenues of $167.6 million, net loss of $6.4 million and operating cash flow of $0.4 million;
•Delivered first quarter Adjusted EBITDA of $20.2 million;
•Continued to return capital to shareholders through the share repurchase program; and
•Today announced five contract awards to provide accommodations and hospitality services at various Civeo Australia villages with expected total revenues of A$175 million spanning 2023-2028.

HOUSTON and CALGARY, April 28, 2023 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2023.
“Through continued safe and effective operations, our first quarter 2023 financial results were in line with our expectations. We experienced the typical first quarter seasonality which always results in reduced customer activity and cash flows, but we are well positioned for a strong second quarter of turnaround activity,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

“Our recent contract award wins in Australia are supported by customer activity trending upward and growing customer interest in securing room supply, resulting in increased revenue visibility for Civeo. We continue to navigate inflationary pressures through tailored mitigation efforts leveraging flexibility in our operations and our contracts. Identifying a long-term solution for our McClelland Lake assets remains a key focus of our Canadian team. Finally, we expect to continue to opportunistically buy back shares, as we did in the first quarter.”

First Quarter 2023 Results
In the first quarter of 2023, Civeo generated revenues of $167.6 million and reported a net loss of $6.4 million, or $0.42 per diluted share. During the first quarter of 2023, Civeo produced operating cash flow of $0.4 million, Adjusted EBITDA of $20.2 million and negative free cash flow of $2.1 million. The negative free cash flow in the first quarter of 2023 was primarily the result of a seasonal build in working capital of $15.6 million.
By comparison, in the first quarter of 2022, Civeo generated revenues of $165.7 million and reported net income of $0.9 million, or $0.06 per diluted share. During the first quarter of 2022, Civeo produced operating cash flow of $2.0 million, Adjusted EBITDA of $25.6 million and free cash flow of $0.7 million.
The year-over-year decrease in Adjusted EBITDA in the first quarter of 2023 was primarily driven by lower contribution from Canadian mobile camps, continued inflationary pressures and the negative impact of weakened Australian and Canadian dollars relative to the U.S. dollar. The decrease was partially offset by a $1.7 million gain on sale of assets related to the divestiture of certain U.S. assets.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2023 to the results for the first quarter of 2022.)
Canada
During the first quarter of 2023, the Canadian segment generated revenues of $89.5 million, operating loss of $4.5 million and Adjusted EBITDA of $12.0 million, compared to revenues of $96.0 million, operating income of $4.0 million and Adjusted EBITDA of $17.2 million in the first quarter of 2022. Results from the first quarter of 2023 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $6.0 million and $0.8 million, respectively.

On a constant currency basis, the Canadian segment revenues were relatively flat period-over-period due to an increase in Canadian lodge revenue offset by a decline in mobile camp activity. Adjusted EBITDA for the Canadian segment decreased 30% year-over-year primarily due to decreased contribution from Canadian mobile camps resulting from the wind-down in pipeline construction activity as well as inflationary pressures across the business.

Australia
During the first quarter of 2023, the Australian segment generated revenues of $77.0 million, operating income of $4.9 million and Adjusted EBITDA of $14.2 million, compared to revenues of $63.5 million, operating income of $6.1 million and Adjusted EBITDA of $15.4 million in the first quarter of 2022. Results from the first quarter of 2023 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $4.6 million and $0.9 million, respectively.

As noted above, five additional contracts were awarded for the Australian villages, including a two-year A$90 million contract renewal and a five-year A$45 million renewal. Including A$35 million in new contract wins to support short-term turnaround activity, the additional awards with respect to the Australian segment total A$175 million over five years.

On a constant currency basis, the Australian segment experienced a 28% period-over-period increase in revenues primarily driven by increased integrated services revenue related to new contracts as well as a 10% year-over-year increase in village billed rooms. Adjusted EBITDA for the Australian segment decreased 8% due to inflationary pressures primarily associated with the integrated services business partially offset by higher occupancy in Civeo's owned villages.

Financial Condition
As of March 31, 2023, Civeo had total liquidity of approximately $90.6 million, consisting of $78.2 million available under its revolving credit facilities and $12.4 million of cash on hand.
Civeo’s total debt outstanding on March 31, 2023 was $142.6 million, a $10.6 million increase since December 31, 2022.
Civeo reported a net leverage ratio of 1.2x as of March 31, 2023.
During the first quarter of 2023, Civeo invested $4.8 million in capital expenditures compared to $3.6 million invested during the first quarter of 2022. Capital expenditures in both periods were predominantly related to maintenance spending on the Company’s lodges and villages.

Full Year 2023 Guidance
For the full year of 2023, Civeo is maintaining its previously provided revenue and Adjusted EBITDA guidance ranges of $630 million to $650 million and $85 million to $95 million, respectively. The Company is increasing full year 2023 capital expenditure guidance to a range of $45 million to $50 million. The increase in capital expenditure guidance is entirely driven by our previously announced contract win in Australia where the customer has requested specific upgrades to three Australian villages. These upgrades will be fully funded by the customer upfront; therefore, the Company is not changing its 2023 free cash flow guidance.

Conference Call
Civeo will host a conference call to discuss its first quarter 2023 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13738306#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13738306#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 26 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, guidance, current trends and liquidity needs, and expected revenues from new contract awards, and future share repurchases, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters, global health concerns, such as the COVID-19 pandemic, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022

Revenues	$167,591	$165,678

Costs and expenses:
Cost of sales and services	133,514	125,843
Selling, general and administrative expenses	16,190	15,213
Depreciation and amortization expense	21,662	20,127
Other operating expense	129	258
	171,495	161,441
Operating income (loss)	(3,904)	4,237

Interest expense	(3,656)	(2,468)
Interest income	32	—
Other income	2,450	1,696
Income (loss) before income taxes	(5,078)	3,465
Income tax expense	(1,233)	(1,557)
Net income (loss)	(6,311)	1,908
Less: Net income attributable to noncontrolling interest	42	498
Net income (loss) attributable to Civeo Corporation	(6,353)	1,410
Less: Dividends attributable to Class A preferred shares	—	487
Net income (loss) attributable to Civeo common shareholders	$(6,353)	$923

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$(0.42)	$0.06
Diluted	$(0.42)	$0.06

Weighted average number of common shares outstanding:
Basic	15,158	14,096
Diluted	15,158	14,219

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2023	December 31, 2022
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$12,366	$7,954
Accounts receivable, net	122,962	119,755
Inventories	7,379	6,907
Assets held for sale	8,184	8,653
Prepaid expenses and other current assets	7,732	10,280
Total current assets	158,623	153,549

Property, plant and equipment, net	284,371	301,890
Goodwill, net	7,565	7,672
Other intangible assets, net	80,369	81,747
Operating lease right-of-use assets	15,059	15,722
Other noncurrent assets	5,176	5,604
Total assets	$551,163	$566,184

Current liabilities:
Accounts payable	$47,819	$51,087
Accrued liabilities	21,309	39,211
Income taxes	223	178
Current portion of long-term debt	21,485	28,448
Deferred revenue	3,993	991
Other current liabilities	8,387	8,342
Total current liabilities	103,216	128,257

Long-term debt	120,441	102,505
Deferred income taxes	5,874	4,778
Operating lease liabilities	12,005	12,771
Other noncurrent liabilities	17,450	14,172
Total liabilities	258,986	262,483

Shareholders' equity:
Preferred shares	—	—
Common shares	—	—
Additional paid-in capital	1,625,379	1,624,512
Accumulated deficit	(940,247)	(930,123)
Treasury stock	(9,063)	(9,063)
Accumulated other comprehensive loss	(387,361)	(385,187)
Total Civeo Corporation shareholders' equity	288,708	300,139
Noncontrolling interest	3,469	3,562
Total shareholders' equity	292,177	303,701
Total liabilities and shareholders' equity	$551,163	$566,184

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2023	2022

Cash flows from operating activities:
Net income (loss)	$(6,311)	$1,908
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,662	20,127
Deferred income tax expense	1,189	1,491
Non-cash compensation charge	867	1,032
Gains on disposals of assets	(2,018)	(1,489)
Provision for credit losses, net of recoveries	(68)	(20)
Other, net	589	686
Changes in operating assets and liabilities:
Accounts receivable	(4,298)	(7,142)
Inventories	(535)	(623)
Accounts payable and accrued liabilities	(20,075)	(13,697)
Taxes payable	45	59
Other current and noncurrent assets and liabilities, net	9,311	(379)
Net cash flows provided by operating activities	358	1,953

Cash flows from investing activities:
Capital expenditures	(4,772)	(3,592)
Proceeds from dispositions of property, plant and equipment	2,265	2,364
Other, net	—	190
Net cash flows used in investing activities	(2,507)	(1,038)

Cash flows from financing activities:
Term loan repayments	(7,389)	(8,003)
Revolving credit borrowings (repayments), net	17,730	7,680
Repurchases of common shares	(3,771)	(9)
Taxes paid on vested shares	—	(1,013)
Net cash flows provided by (used in) financing activities	6,570	(1,345)

Effect of exchange rate changes on cash	(9)	571
Net change in cash and cash equivalents	4,412	141

Cash and cash equivalents, beginning of period	7,954	6,282
Cash and cash equivalents, end of period	$12,366	$6,423

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
Canada	$89,453	$95,952
Australia	76,989	63,529
Other (2)	1,149	6,197
Total revenues	$167,591	$165,678

EBITDA (1)
Canada	$12,011	$17,219
Australia	14,209	15,437
Corporate, other and eliminations (2)	(6,054)	(7,094)
Total EBITDA	$20,166	$25,562

Adjusted EBITDA (1)
Canada	$12,011	$17,219
Australia	14,209	15,437
Corporate, other and eliminations (2)	(6,054)	(7,094)
Total adjusted EBITDA	$20,166	$25,562

Operating income (loss)
Canada	$(4,502)	$4,038
Australia	4,897	6,135
Corporate, other and eliminations (2)	(4,299)	(5,936)
Total operating income (loss)	$(3,904)	$4,237

(1) Please see Non-GAAP Reconciliation Schedule.

(2) Prior to the first quarter of 2023, we presented the U.S. operating segment as a separate reportable segment. Our operating segment in the U.S. no longer meets the reportable segment quantitative thresholds, and is included within the Other and Corporate, other and eliminations categories. Prior periods have been adjusted.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023

EBITDA (1)	$20,166	$25,562
Adjusted EBITDA (1)	$20,166	$25,562
Free Cash Flow (2)	$(2,149)	$725
Net Leverage Ratio (3)			1.2x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023

Net income (loss) attributable to Civeo Corporation	$(6,353)	$1,410	$(3,766)
Income tax expense	1,233	1,557	4,078
Depreciation and amortization	21,662	20,127	88,749
Interest income	(32)	—	(71)
Interest expense	3,656	2,468	12,662
EBITDA	$20,166	$25,562	$101,652
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	5,721
Adjusted EBITDA	$20,166	$25,562	$107,373

(a)Relates to asset impairments in the fourth quarter of 2022. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.9 million.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2023	2022

Net Cash Flows Provided by Operating Activities	$358	$1,953
Capital expenditures	(4,772)	(3,592)
Proceeds from dispositions of property, plant and equipment	2,265	2,364
Free Cash Flow	$(2,149)	$725

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA. Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

AS OF MARCH 31,
2023

Total debt	$142,608
Less: Cash and cash equivalents	12,366
Net debt	$130,242

Adjusted EBITDA for the twelve months ended March 31, 2023 (a)	$107,373
Adjustments to Adjusted EBITDA
Stock-based compensation	3,623
Interest income	71
Bank-adjusted EBITDA	$111,067

Net leverage ratio (b)	1.2x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

Year Ending December 31, 2023

EBITDA Range (1)	$85.0	$95.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2023
	(estimated)

Net income	$(17.0)	$(9.0)
Income tax expense	10.0	12.0
Depreciation and amortization	80.0	80.0
Interest expense	12.0	12.0
EBITDA	$85.0	$95.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2023	2022

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$64,228	$67,194
Mobile facility rental revenue (2)	20,031	24,018
Food and other services revenue (3)	5,194	4,740
Total Canadian revenues	$89,453	$95,952

Costs
Accommodation cost	$52,098	$53,127
Mobile facility rental cost	14,502	14,884
Food and other services cost	4,774	4,359
Indirect other cost	2,531	2,836
Total Canadian cost of sales and services	$73,905	$75,206

Average daily rates (4)	$96	$106

Billed rooms (5)	642,796	635,555

Canadian dollar to U.S. dollar	$0.740	$0.790

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$40,599	$37,599
Food and other services revenue (3)	36,390	25,930
Total Australian revenues	$76,989	$63,529

Costs
Accommodation cost	$20,318	$18,407
Food and other services cost	35,862	24,363
Indirect other cost	2,128	1,744
Total Australian cost of sales and services	$58,308	$44,514

Average daily rates (4)	$78	$79

Billed rooms (5)	522,713	474,474

Australian dollar to U.S. dollar	$0.684	$0.724

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400